Exhibit 99.3

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
DECEMBER 28, 2009

INVESTOR CONTACT: JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MEDIA CONTACT: JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION SECURES NEW PIPELINE CAPACITY
TO EXPAND NATURAL GAS MARKET IN NEW YORK CITY METRO AREA

Spectra Energy Pipeline to Deliver Natural Gas from
Chesapeake’s Marcellus Shale Production

OKLAHOMA CITY, OKLAHOMA, DECEMBER 28, 2009 – Chesapeake Energy Marketing, Inc., a subsidiary of Chesapeake Energy Corporation (NYSE:CHK), announced today that it has entered into an agreement to be the largest of three anchor shippers on a new Spectra Energy Corp (NYSE:SE) natural gas pipeline project to serve the large and growing New York City metropolitan area natural gas market.  Spectra Energy will construct facilities on its Algonquin Gas Transmission and Texas Eastern Transmission pipeline systems, including approximately 16 miles of 30-inch pipeline from Staten Island to Manhattan.  Once completed, the pipeline will provide a new interconnect with facilities of Consolidated Edison of New York (NYSE:ED), which will deliver up to 800 million cubic feet per day (mmcf/d) of additional natural gas to Con Edison’s service area.  Chesapeake is the largest capacity holder with a commitment of up to 425 mmcf/d.  The expansion is expected to be in service by year-end 2013.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “Chesapeake is pleased to make the commitments necessary to transport our growing Marcellus Shale production into the best natural gas market in the U.S.  The relative proximity of abundant Marcellus natural gas reserves to New York City will provide the public, utilities and businesses with a clean-burning alternative to existing dirtier fuel sources.  Increased investment in natural gas production and distribution will create tens of thousands of well-paying American jobs in areas that have been suffering economically and will reduce our dependence on expensive foreign oil and other carbon-heavy fuels such as coal.  Natural gas provides a cleaner alternative that will reduce greenhouse emissions and improve air quality in the New York City metropolitan area – a major goal of the city’s long-term clean-air initiative.

“With the newfound abundance of domestic natural gas unfolding in many parts of the country through deep shale development, American energy consumers can now more fully embrace the substantial economic and environmental benefits of natural gas,” McClendon said.

This is the first major pipeline expansion in the Northeast U.S. that is designed to transport Chesapeake’s rapidly expanding Marcellus Shale natural gas production and will likely be followed by other pipeline expansion projects from the Marcellus to other high-value eastern U.S. markets.  The New York City metropolitan area is the logical first expanded distribution delivery point for this production based on proximity to the Marcellus and the need for the New York City area to reduce its greenhouse gas emissions and improve air quality by burning less fuel oil in electricity-generating power plants and in building and home furnaces.

Chesapeake believes the Marcellus will become one of the two largest natural gas fields in the U.S., along with the Haynesville Shale.  Chesapeake is both the largest leasehold owner and most active driller in both the Marcellus and the Haynesville with more than 1.5 million and 0.5 million net acres owned, respectively, and with 23 and 38 operated rigs currently drilling, respectively.

To date, Chesapeake has invested more than $1.0 billion in acquiring leasehold drilling rights from landowners in New York and Pennsylvania and in 2009 created more than 650 new jobs in Pennsylvania to explore for and develop Marcellus natural gas.  The company expects to continue hiring at least 1,000 Pennsylvanians directly and indirectly annually for years to come.  The company has no employee hiring plans in New York until the current Marcellus drilling moratorium is lifted.

Although New York Marcellus natural gas volumes will not be required to support the pipeline expansion announced today, McClendon said, “We look forward to the day when we can re-activate our Marcellus drilling program in the Southern Tier of New York using our advanced drilling and completion technologies, which will demonstrate our ability to safely and responsibly explore for and produce natural gas in an environmentally sensitive way, just as we do every day in Pennsylvania and in many other states across the country.”

Chesapeake Energy Corporation is one of the leading producers of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States.  Further information is available at www.chk.com.